                                                                    EXHIBIT 11.1


SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
(000'S EXCEPT PER SHARE DATA)

                                                   NINE MONTHS          THREE MONTHS
                                               ENDED SEPTEMBER 30,   ENDED SEPTEMBER 30,
                                               -------------------   -------------------
                                                1998         1997     1998         1997
                                                ----         ----     ----         ----
Net income (loss)                              $5,567       $ (702)  $2,395       $  177
Basic weighted average shares outstanding       8,033        3,767    8,124        3,767
Common equivalent shares:
  Dilutive stock options                           51           --       34           37
  Dilutive warrants                               555           --       --           --
                                               ------       ------   ------       ------
Diluted weighted average shares outstanding     8,639        3,767    8,157        3,804

Basic earnings (loss) per share                $ 0.69       $(0.19)  $ 0.29       $ 0.05
                                               ======       ======   ======       ======
Diluted earnings (loss) per share              $ 0.64       $(0.19)  $ 0.29       $ 0.05
                                               ======       ======   ======       ======